Exhibit 99.1

China BAK Regains Compliance with NASDAQ Independent Director Requirements

Shenzhen, China – November 29, 2012 – China BAK Battery, Inc. (“China BAK” or the “Company”) (NASDAQ: CBAK), a leading global manufacturer of lithium-based battery cells, today announced that the Company has received a letter from the NASDAQ Listing Qualifications department, dated November 26, 2012, notifying the Company that it has regained compliance with the independent director and audit committee requirements for continued listing set forth in NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2), respectively, as Ms. Martha Agee has been appointed as a member of the Company’s Board of Directors, a member of each of the Audit, Compensation and Nominating and Corporate Governance Committees.

On October 11, 2012, the NASDAQ Stock Market staff notified the Company that it did not comply with the independent director and audit committee requirements for continued listing on the NASDAQ Global Market because its majority of the Board of Directors be not comprised of independent directors and the Company’s Audit Committee be not comprised of at least three members.

About China BAK Battery, Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.'s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the ability of the Company to meet its contract obligations; the uncertain market for the Company's high-power lithium and other battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for electric vehicles; and risks related to China BAK's business and risks related to operating in China. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

China BAK Battery, Inc.
Mr. Xiangqian Li
Chief Executive Officer
Tel: 86-755-61886818 ext 6856
E-mail: ir@bak.com.cn

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